                                                               EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                                       BY

                         CREDIT ACCEPTANCE CORPORATION
                                       OF
                   UP TO 5,000,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $25.00
                         NOR LESS THAN $21.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 13, 2006, UNLESS THE TENDER OFFER IS EXTENDED.

     Credit Acceptance Corporation, a Michigan corporation ("CA"), is offering to purchase for cash up to 5,000,000 shares of its common stock, par value $.01 per share, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $.01 per share, of CA.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $25.00 nor less than $21.00 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. All shares acquired in the tender offer will be acquired at the same price. We will select the lowest purchase price that will allow us to purchase 5,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $25.00 nor less than $21.00 per share. Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, on the terms and subject to the conditions of the tender offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this document, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal, including the section relating to the price at which you are tendering your shares. We reserve the right, in our sole discretion, to purchase more than 5,000,000 shares in the tender offer, subject to applicable law.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Our shares are listed and traded on the Pink Sheet Electronic Quotation Service under the symbol "CACC.PK." On February 9, 2006, the last trading day prior to the commencement of the tender offer, the last sale price of our shares reported on the Pink Sheet Electronic Quotation Service was $20.00 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHICH PRICE OR PRICES TO TENDER YOUR SHARES. SEE SECTION 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS

TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

     SOME OF OUR DIRECTORS AND OFFICERS HAVE ADVISED US THAT THEY INTEND TO TENDER SHARES IN THE TENDER OFFER. SEE SECTION 11.

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the information agent for the tender offer, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the information agent.
                           -------------------------

February 10, 2006

                               TABLE OF CONTENTS

IMPORTANT...................................................   iv
SUMMARY TERM SHEET..........................................    1
FORWARD-LOOKING STATEMENTS..................................    7
THE TENDER OFFER............................................    8
  SECTION 1.  NUMBER OF SHARES; PRORATION...................    8
  SECTION 2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS
              OF THE TENDER OFFER; PLANS AND PROPOSALS......   10
  SECTION 3.  PROCEDURES FOR TENDERING SHARES...............   12
  SECTION 4.  WITHDRAWAL RIGHTS.............................   17
  SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE
              PRICE.........................................   17
  SECTION 6.  CONDITIONAL TENDER OF SHARES..................   19
  SECTION 7.  CONDITIONS OF THE TENDER OFFER................   19
  SECTION 8.  PRICE RANGE OF SHARES; DIVIDENDS..............   21
  SECTION 9.  SOURCE AND AMOUNT OF FUNDS....................   22
  SECTION 10. CERTAIN INFORMATION CONCERNING CA.............   23
  SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
              TRANSACTIONS AND ARRANGEMENTS CONCERNING
              SHARES........................................   25
  SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS...........   28
  SECTION 13. U.S. FEDERAL INCOME TAX CONSEQUENCES..........   29
  SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION;
              AMENDMENT.....................................   34
  SECTION 15. FEES AND EXPENSES.............................   35
  SECTION 16. MISCELLANEOUS.................................   35

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you should either
(1)(a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company of New York, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election will have the same effect as if you selected the minimum price of $21.00 per share.

     The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us.

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?.......................   Credit Acceptance Corporation, which we refer
                                 to as "we," "us" or "CA," is offering to purchase shares of its common stock, par value
                                 $.01 per share, in a tender offer.

What will the purchase price
for the shares be and what
will be the form of
payment?......................   We are conducting the tender offer through a
                                 procedure commonly called a modified "Dutch
                                 Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares.
                                 The price range for the tender offer is $21.00 to $25.00 per share. We will select the lowest purchase price that will allow us to buy
                                 5,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined
                                 Under the Tender Offer" in the letter of transmittal indicating that you will accept the purchase price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of $21.00 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will CA
purchase?.....................   We will purchase 5,000,000 shares validly
                                 tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. 5,000,000 shares represents approximately
                                 13.5% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of February 9, 2006, there were 37,033,536 shares issued and outstanding. See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Why is CA making the tender
offer?........................   We believe that the tender offer is a prudent
                                 use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. On February 6, 2006, the CA Board of
                                 Directors authorized CA to enter into the tender offer and approved spending up to $125 million to repurchase the shares tendered. CA has previously engaged in repurchases of its shares, and depending on market conditions and the availability of capital, CA's board may authorize additional repurchases pursuant to one or more tender offers. See Section 2.
                                 Pursuant to existing Board authority,
                                 management is also authorized to purchase an additional 635,133 shares in the future.

How will CA pay for the
shares?.......................   Assuming we purchase 5,000,000 shares in the
                                 tender offer at the maximum specified purchase price of $25.00 per share, $125 million will be required to purchase such shares. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from existing cash reserves and by borrowing under our $135 million secured revolving credit facility and our $200 million warehouse revolving credit facility. The tender offer is not conditioned upon the receipt of financing.
                                 See Sections 7 and 9.

Can I tender part of my shares
at different prices?..........   Yes, you can elect to tender part of your
                                 shares at one price and other shares at a different price. However, you cannot tender the same share at more than one price. If you tender some shares at one price and other shares at another price, you must use a separate letter of transmittal for each price.
                                 See Section 3.

How long do I have to tender
my shares?....................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on March 13, 2006 at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section
                                 14.

How will I be notified if CA
extends the tender offer?.....   We will issue a press release by 9:00 a.m., New
                                 York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section
                                 14.

What will happen if I do not
tender my shares?.............   Upon the completion of the tender offer,
                                 non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See
                                 Section 2.

Are there any conditions to
the tender offer?.............   Yes. Our obligation to accept and pay for your
                                 tendered shares depends upon a number of conditions, including:

                                 - No legal action shall be pending, or shall
                                   have been threatened or taken, that might adversely affect the tender offer.

                                 - No commencement or escalation of a war, armed
                                   hostilities or other international or
                                   national calamity, including, but not limited to, an act of terrorism.

                                 - No significant decrease in the price of our
                                   common stock or in the price of equity
                                   securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during the tender offer.

                                 - No one shall have proposed, announced or made
                                   a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

                                 - No one (including certain groups) shall have
                                   acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to February 9, 2006). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

                                 - No determination by CA that the consummation
                                   of the tender offer is reasonably likely to cause the shares to be eligible for deregistration under the Exchange Act.

                                 - No material adverse change in our business,
                                   condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer. See Section 7.

How do I tender my shares?....   To tender your shares, prior to 5:00 p.m., New
                                 York City time, on March 13, 2006 (unless the tender offer is extended):

                                 - you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                 - the depositary must receive a confirmation of
                                   receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                 - you must comply with the guaranteed delivery
                                   procedure.

                                 If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the information agent for assistance. See Section 3 and the instructions to the related letter of transmittal.

                                 Shares held in the CA 401(k) Profit Sharing
                                 Plan and Trust will be tendered if the last sale price on the last trading day before the expiration of the tender offer is less than a price at which shares may be tendered.

Once I have tendered shares in
the tender offer, can I
withdraw my tender?...........   You may withdraw any shares you have tendered
                                 at any time before 5:00 p.m., New York City time, on March 13, 2006, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after April 10, 2006. See Section 4.

How do I withdraw shares I
previously tendered?..........   You must deliver, on a timely basis, a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. If you wish to withdraw shares tendered at more than one price, you must submit a separate withdrawal notice for each price at which shares were tendered and are being withdrawn. See Section 4.

Has CA or its board of
directors adopted a position
on the tender offer?..........   Our board of directors has approved the tender
                                 offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which your shares should be tendered. See Section 2.

Will CA's directors and
officers tender shares in the
tender offer?.................   Some of our directors and officers have advised
                                 us that they plan to tender shares in the tender offer. See Section 11.

Following the tender offer,
will CA continue as a public
company?......................   We do not believe that our purchase of shares
                                 in the tender offer will cause us to be
                                 eligible for deregistration under the
                                 Securities Exchange Act of 1934. It is a condition of our obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that this event will occur. We have applied for relisting of the common stock on the Nasdaq National Market, but there can be no assurance that the application for relisting will be approved.
                                 Although we do not anticipate that the effects of completing the tender offer will prevent us from satisfying the quantitative listing requirements of the Nasdaq National Market, there can be no assurance that these requirements will be satisfied following completion of the tender offer. See Section 8.

What happens if more than
5,000,000 shares are tendered
in the tender offer?..........   We will purchase shares:

                                 - first, from all holders of "odd lots" of less
                                   than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

                                 - second, after purchasing the shares from the
                                   "odd lot" holders, from all other
                                   shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

                                 - third, only if necessary to permit us to
                                   purchase 5,000,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price. See
                                   Section 1.

When will CA pay for the
shares I tender?..............   We will pay the purchase price, net to you in
                                 cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Section 5.

What is the recent market
price of my CA shares?........   On February 9, 2006, the last trading day prior
                                 to the commencement of the tender offer, the last sale price for our shares reported on the Pink Sheets Electronic Quotation Service was
                                 $20.00 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price to tender your shares. See Section 8.

Will I have to pay brokerage
commissions if I tender my
shares?.......................   If you are a registered shareholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 1 and Section 3.

What are the U.S. federal
income tax consequences if I
tender my shares?.............   Generally, you will be subject to U.S. federal
                                 income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend.
                                 Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

Will I have to pay any stock
transfer tax if I tender my
shares?.......................   If you instruct the depositary in the letter of
                                 transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

To whom can I talk if I have
questions?....................   The information agent can help answer your
                                 questions. The information agent is Georgeson
                                 Shareholder Communications, Inc. Its contact information is set forth on the back cover page of this document.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this Offer to Purchase and in filings we have made with the Securities and Exchange Commission and may make such statements in future filings. We may also make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words "believes," "expects," "assumes," "assumptions," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

     These forward-looking statements represent our outlook only as of the date of this Offer. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - our potential inability to accurately forecast and estimate the amount and timing of future collections,

     - increased competition from traditional financing sources and from non-traditional lenders,

     - the unavailability of funding at competitive rates of interest,

     - our potential inability to continue to obtain third party financing on favorable terms,

     - our potential inability to generate sufficient cash flow to service our debt and fund our future operations,

     - adverse changes in applicable laws and regulations,

     - adverse changes in economic conditions,

     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     - our potential inability to maintain or increase the volume of loans,

     - an increase in the amount or severity of litigation against us,

     - the loss of key management personnel or inability to hire qualified personnel,

     - the effect of natural disasters, terrorist attacks and other potential disasters or attacks; and

     - other risks set forth in this Offer and the other reports we file or furnish from time to time with the SEC.

     Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. In addition, please refer to our reports on Form 10-K and Form 10-Q that are incorporated herein by reference for information on these and other risk factors. See Section 10.

                                THE TENDER OFFER

SECTION 1.  NUMBER OF SHARES; PRORATION

     GENERAL. Upon the terms and subject to the conditions of the tender offer, CA will purchase 5,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $25.00 nor less than $21.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on March 13, 2006, unless and until CA, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by CA, shall expire. See Section 14 for a description of CA's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, CA may, and CA expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

     If (1)(a) CA increases the price to be paid for shares above $25.00 per share or decreases the price to be paid for shares below $21.00 per share, (b) CA increases the number of shares being sought in the tender offer and the increase exceeds 2% of the outstanding shares, or (c) CA decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

     In accordance with Instruction 5 of the related letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $25.00 nor less than $21.00 per share, at which they are willing to sell their shares to CA under the tender offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering shareholder receiving a price per share as low as $21.00 or as high as $25.00, and will have the same effect as if the shareholder selected the minimum price of $21.00 per share. Promptly following the expiration date, CA will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. CA will select the lowest purchase price, not greater than $25.00 nor less than $21.00 per share, net to the seller in cash, without interest, that will enable it to purchase 5,000,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer.

     Only shares properly tendered at or below the purchase price and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares CA seeks are properly tendered at or below the purchase price. All shares tendered and not purchased under the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at CA's expense promptly after the expiration date. By following the instructions in the letter of transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Shareholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the depositary.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 5,000,000 shares, or such greater number of shares as CA may elect to purchase, subject to applicable law, CA will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the tender offer, if greater than 5,000,000 shares, or such greater number of shares as CA may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, CA will purchase properly tendered shares on the basis set forth below:

     (1) First, CA will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

          (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

          (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     (2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, CA will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis.

     (3) Third, only if necessary to permit us to purchase 5,000,000 shares (or such greater number of shares as CA may elect to purchase), CA will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Option shares tendered in accordance with the special procedures described in Section 3 will be treated as conditionally tendered for this purpose.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     ODD LOTS. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person referred to as an "odd lot holder" who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares.

Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     PRORATION. If proration of tendered shares is required, CA will determine the proration factor as soon as practicable following the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in
Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, CA does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

     As described in Section 13, the number of shares that CA will purchase from a shareholder under the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on CA's shareholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

     PURPOSE OF THE TENDER OFFER. CA's management and its board of directors have evaluated CA's operations, strategy and expectations for the future and believe that the tender offer is a prudent use of CA's financial resources given its business profile, assets and current market price. CA believes that its current financial resources and debt capacity exceed the financial requirements of its business.

     CA believes that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of CA's capital if they so elect. This format of repurchase provides a method for shareholders not participating to increase their relative percentage interest in CA and its future operations at no additional cost. As a result, the board of directors believes that investing in CA's own shares in this manner is an attractive use of capital and an efficient means to provide value to shareholders. The tender offer also provides liquidity to shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) by providing them the opportunity to determine the price not greater than $25.00 nor less than $21.00, at which they are willing to sell all or a portion of their shares, and if those shares are purchased in the offer to sell their shares for cash without potential disruption to the share price and the usual transaction costs associated with market sales.

     CA has previously repurchased shares as a means of increasing shareholder value. In 1999, CA began acquiring shares of its common stock in connection with a stock repurchase program announced in August 1999. That program authorized CA to purchase up to 1.0 million common shares on the open market or pursuant to negotiated transactions at price levels CA deems attractive. Since August 1999, CA's Board of

Directors has authorized several increases to the stock repurchase program, the most recent occurring on March 10, 2004, which increased the total number of shares authorized to be repurchased to 7.0 million. As of February 10, 2006, CA has repurchased approximately 6.4 million shares of the 7.0 million shares authorized to be repurchased under this program at a cost of approximately $51.9 million. On January 9, 2004, CA completed a modified dutch auction tender offer pursuant to which it repurchased approximately 2.2 million shares at a cost of approximately $37.4 million. On September 9, 2004, CA completed another modified dutch auction tender offer pursuant to which it repurchased approximately 2.7 million shares at a cost of approximately $53.5 million. The 6.4 million shares purchased under the repurchase program and the 4.9 million shares repurchased in the prior tender offers together represent approximately 24.4% of the shares that were outstanding at the beginning of the repurchase program. On February 6, 2006, the CA Board of Directors authorized CA to enter into this tender offer and approved spending up to $125 million to repurchase shares tendered. Depending on market conditions and the availability of capital, CA's board may authorize additional repurchases in the future, including repurchases pursuant to additional tender offers.

     After the tender offer is completed, CA believes that its anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for its needs. Depending on the number of shares purchased in the tender offer, the result and prospects of CA's business, prevailing economic and market conditions and the market price of the shares, CA may continue its previously authorized repurchase program subsequent to the termination of the tender offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," prohibits CA and its affiliates from purchasing any shares, other than in the tender offer, until at least ten business days after the expiration date.

     Neither CA, the CA Board of Directors nor the information agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price at which shareholders may choose to tender their shares. CA has not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender.

     Some of CA's directors and officers have advised CA that they intend to tender shares in the tender offer. See Section 11.

     CERTAIN EFFECTS OF THE TENDER OFFER. Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in CA and thus in CA's future earnings and assets, subject to CA's right to issue additional shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future in market transactions or otherwise, at a net price higher or lower than the purchase price in the tender offer. CA can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

     Shares that CA acquires pursuant to the tender offer will be cancelled and will have the status of authorized but unissued shares.

     The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of CA shareholders. As of February 9, 2006, there were 37,033,536 shares issued and outstanding. Assuming CA acquires 5,000,000 shares in the tender offer, 32,033,536 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price. Nonetheless, CA anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     The shares are registered under the Exchange Act, which requires, among other things, that CA furnish information to its shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of shareholders. CA believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in CA's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act. See Section 7.

     The shares are not currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of not allowing brokers to extend credit to their customers using the shares as collateral. CA believes that, following the purchase of the shares pursuant to the tender offer, the shares will continue not to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations unless and until CA's shares are accepted for trading on the Nasdaq National Market. CA's application for listing on the Nasdaq National Market is currently pending. See Section 8.

     PLANS AND PROPOSALS. Except as disclosed elsewhere in this offer to purchase, or as may occur in the ordinary course of its business, CA currently has no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving CA or any of its subsidiaries;

     - a purchase, sale or transfer of a material amount of CA's assets or any of its subsidiaries' assets;

     - any material change in CA's present dividend rate or policy, indebtedness or capitalization;

     - any change in CA's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - any other material change in CA's corporate structure or business;

     - a class of CA's equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

     - a class of CA's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of CA's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of CA, or the disposition of securities by CA; or

     - any changes in CA's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of CA.

     CA reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.  PROCEDURES FOR TENDERING SHARES

     PROPER TENDER OF SHARES. For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" (as defined below) or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of The Depository Trust Company, referred to as the "book-entry transfer facility," and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase, or
(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at

Price Determined by Shareholder" on the letter of transmittal the price (in increments of $0.50) at which shares are being tendered, or (2) "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal that the shareholder will accept the purchase price determined by CA in accordance with the terms of the tender offer. Shareholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section in each letter of transmittal.

     The executive officers listed in Section 11 who wish to conditionally exercise their options and tender any of their option shares, must follow the separate instructions described below under "Special Procedures for Holders of Option Shares." Except for the conditional exercise of an option in accordance with the Notice of Instructions (Options), the exercise of an option cannot be revoked even if the shares received upon the exercise and tendered in the offer are not purchased for any reason.

     If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." Note that this election will have the same effect as if you selected the minimum price of $21.00 per share.

     If tendering shareholders wish to indicate a specific price (in increments of $0.50) at which their shares are being tendered, they must check a box under the section captioned "Shares Tendered at Price Determined by Shareholder." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     Shareholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 6 and Section 13.

     Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in book-entry transfer facility, whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, as amended. See Instruction 1 of the letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     In all cases, payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer, or a specific acknowledgment in the case of a tender through the Automated Tender Offer Program ("ATOP"), and any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or
(2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CA may enforce such agreement against such participant.

     Participants in the book-entry transfer facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the letter of transmittal and that the letter of transmittal may be enforced against that shareholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, as amended by the Jobs and Growth Tax Reconciliation Act of 2003, 28% of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the information agent. See Instructions 14 and 15 of the letter of transmittal.

     To prevent federal backup withholding tax equal to 28% of the gross payments made to shareholders for shares purchased under the tender offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the depositary with the shareholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

     FEDERAL INCOME TAX WITHHOLDING ON FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign shareholder is any shareholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     Foreign shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 14 and 15 of the letter of transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender shares under the tender offer and the shareholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form CA has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three business days after the date of receipt by the depositary of the notice of guaranteed delivery.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by CA, in its sole discretion, and CA's determination will be final and binding on all parties. CA reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which CA determines may be unlawful. CA also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and CA's interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by CA. None of CA, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; CA'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to CA that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. CA's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and CA upon the terms and conditions of the tender offer.

     LOST OR DESTROYED CERTIFICATES. Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact the depositary, Computershare Trust Company of New York, at (800) 245-7630 for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the shareholder to secure against the risk that the share certificates may be subsequently recirculated. Shareholders are urged to contact the depositary immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to CA or the information agent. Any such documents delivered to CA or the information agent will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

     SPECIAL PROCEDURES FOR HOLDERS OF OPTION SHARES. Optionees with vested but unexercised options who are officers but not executive officers or directors of CA may conditionally exercise some or all of such options as part of the offer by instructing CA to tender all of the option shares resulting from the exercise. This exercise of options is "conditional" because the optionee is deemed to exercise the option (and pay the exercise price) only if and to the extent that CA actually purchases the option shares in the offer. If CA does not purchase an option share, the option for the option share will not be deemed exercised and will remain outstanding. CA will, as an accommodation to the optionees planning to tender option shares in the offer, permit a "cashless" exercise of such options based on the purchase price paid by CA to tendering shareholders.

     Option shares may not be tendered by a Letter of Transmittal. Proper tender may only be made by following the separate instructions and procedures applicable for option shares. The deadline for submitting instructions regarding the conditional exercise of options and the tender of such underlying option shares is 12:00 P.M. noon, New York City Time, on the expiration date.

     Optionees may also exercise vested but unexercised options in accordance with the terms of the applicable stock option plans and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally.

SECTION 4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by CA under the tender offer, also may be withdrawn at any time after April 10, 2006.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Shareholders who wish to withdraw shares tendered at more than one price must submit a separate notice for each price at which shares were tendered and are being withdrawn. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by CA, in its sole discretion, whose determination will be final and binding. None of CA, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If CA extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to CA's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of CA, and these shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, CA (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date. For purposes of the tender offer, CA will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, CA will accept for payment and pay a single per share purchase price not greater than $25.00 nor less than $21.00 per share for 5,000,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the depositary of:

     - certificates for shares or of a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal, an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     CA will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from CA and transmitting payment to the tendering shareholders.

     In the event of proration, CA will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, CA does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tenders, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at CA's expense promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. Under no circumstances will interest on the purchase price be paid by CA regardless of any delay in making the payment. In addition, if certain events occur, CA may not be obligated to purchase shares under the tender offer. See Section 7.

     CA will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the letter of transmittal.

     Any tendering shareholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign shareholders.

SECTION 6.  CONDITIONAL TENDER OF SHARES

     Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal, and if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor.

     Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 5,000,000 shares (or such greater number of shares as CA may elect to purchase) are properly tendered and not properly withdrawn and CA must prorate its acceptance of and payment for tendered shares, CA will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a letter of transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date without any expense to the shareholder.

     After giving effect to these withdrawals, CA will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 5,000,000 (or such greater number of shares as CA may elect to purchase) then, to the extent feasible, CA will select enough of the conditional tenders that would otherwise have been withdrawn to permit CA to purchase 5,000,000 shares (or such greater number of shares as CA may elect to purchase). In selecting among the conditional tenders, CA will select by random lot treating all tenders by a particular shareholder as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their shares.

SECTION 7.  CONDITIONS OF THE TENDER OFFER

     Notwithstanding any other provision of the tender offer, CA will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after February 10, 2006 and before the expiration date, any of the following events shall have occurred (or shall have been determined by CA in its reasonable judgment to have occurred).

          (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in CA's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CA and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CA or any of its subsidiaries or materially impair CA's ability to purchase up to 5,000,000 shares in the tender offer;

          (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or CA or any of its subsidiaries, by any court or any authority, agency or tribunal that, in CA's reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of CA, or render CA unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CA and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CA or any of its subsidiaries;

          (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally, that, in CA's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of CA, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of CA and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CA or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on February 10, 2006;

          (4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving CA or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

          (5) CA learns that (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before February 10, 2006), or (b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before February 10, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares;

          (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire CA or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire CA or any of its subsidiaries or any of the respective assets or securities of CA and its subsidiaries;

          (7) any change or event has occurred or is threatened in CA or CA's subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the reasonable judgment of CA, has or is reasonably likely to have a material adverse effect on CA and its subsidiaries; or

          (8) there shall be any reasonable likelihood, as determined by CA in its reasonable judgment, that the consummation of the tender offer and the purchase of shares could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Exchange Act, that is, if our purchase of shares pursuant to this offer would result in our common stock being held of record by fewer than 300 persons and eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of CA and may be asserted by CA regardless of the circumstances giving rise to any of these conditions, and, with the exception of condition (8) above, may be waived by CA, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. CA's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if CA waives any of the conditions described above, CA may be required to extend the expiration date. Any determination or judgment by CA concerning the events described above will be final and binding on all parties.

SECTION 8.  PRICE RANGE OF SHARES; DIVIDENDS

     During 2004 and part of 2005, our shares were traded and quoted on the Nasdaq National Market, under the trading symbol "CACC." As of July 19, 2005, our shares were delisted from the Nasdaq National Market and are currently traded on the Pink Sheets Electronic Quotation Service under the symbol "CACC.PK". The following table sets forth, for the fiscal quarters indicated during 2004 and for the each quarter during 2005 that the common stock was traded on Nasdaq, the high and low sales prices per share on the Nasdaq National Market, as applicable, and for the remainder of 2005 and 2006, the high and low bid prices for the common stock as reported by the Pink Sheets Electronic Quotation Service.

                                                               HIGH     LOW
                                                              ------   ------
2004
First Quarter...............................................  $20.65   $14.97
Second Quarter..............................................   19.25    12.55
Third Quarter...............................................   20.00    12.65
Fourth Quarter..............................................   29.92    18.52
2005
First Quarter...............................................  $26.46   $19.16
Second Quarter..............................................   20.09    12.90
Third Quarter...............................................   16.25    12.08
Fourth Quarter..............................................   17.90    14.50
2006
First Quarter (through February 9, 2006)....................  $21.80   $15.89

     On February 9, 2006, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the Pink Sheets Electronic Quotation Service was $20.00 per share. The bid price information in the table reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Shareholders are urged to obtain current market quotations for the shares.

     CA has not paid any dividends on the common stock to date and currently anticipates that any earnings will be retained for the development of its business. CA's credit agreements contain financial covenants pertaining to CA's ratio of liabilities to tangible net worth and amount of tangible net worth, which may indirectly limit the payment of dividends on common stock.

     CA has applied for the relisting of the common stock on the Nasdaq National Market. The listing of the common stock on the Nasdaq National Market requires compliance with, among other things, various quantitative requirements, such as a minimum level of public market float, a minimum level of publicly owned shares, a minimum level of round lot holders and a minimum level of tangible net worth, as well as certain qualitative requirements. Whether the relevant criteria have been satisfied is determined at Nasdaq's discretion. Further, although CA believes that it currently satisfies the relevant quantitative requirements and does not anticipate that consummation of this tender offer will prevent CA from satisfying the relevant quantitative requirements immediately following the tender offer, even if the maximum number of shares is purchased at the maximum price, it is possible that a large number of small round lot shareholders could sell all of their shares pursuant to the tender offer and reduce the number of round lot shareholders to less than the minimum level required for listing. As a result of these factors, there can be no assurance that the Nasdaq listing application will be approved.

SECTION 9.  SOURCE AND AMOUNT OF FUNDS

     Assuming CA purchases 5,000,000 shares in the tender offer at the maximum specified purchase price of $25.00 per share, $125 million will be required to purchase such shares. CA anticipates that it will obtain the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, from available cash on hand and by borrowing under its $135 million secured revolving credit facility and its $200 million warehouse revolving facility. CA intends to repay amounts borrowed under the revolving credit facility for the purchase of shares tendered in the tender offer with available cash flow or by refinancing through other available credit facilities. The tender offer is not conditioned upon the receipt of financing. See Section 7.

     The revolving credit facility has been established pursuant to a Fourth Amended and Restated Credit Agreement, dated as of February 7, 2006, among CA, Comerica Bank, as agent, and the other lenders party thereto. The revolving credit facility matures on June 20, 2008, or such later date as extended under the terms of the credit agreement.

     The agreement provides that, at CA's option, interest is payable at either the eurodollar rate plus 130 basis points (5.07% at September 30, 2005), or at the prime rate (6.75% at September 30, 2005). The eurodollar borrowings may be fixed for periods of up to six months. The eurodollar borrowings may be fixed for periods of us to six months. Borrowings under the credit agreement are subject to a borrowing base limitation equal to 75% of net book value of dealer loans receivable plus 75% of the net book value of consumer loans purchased by CA (not to exceed a maximum of 25% of the aggregate borrowing base limitation), less a hedging reserve (not exceeding $1.0 million), the amount of letters of credit issued under the line of credit, and the amount of other debt secured by the collateral which secures the line of credit. Currently, the borrowing base limitation does not inhibit CA's borrowing ability under the line of credit.

     The credit agreement has certain restrictive covenants, including a minimum required ratio of CA's assets to debt, its liabilities to tangible net worth, and its earnings before interest, taxes and non-cash expenses to fixed charges. Additionally, the agreement requires that CA maintain a specified minimum level of net worth. Borrowings under the credit agreement are secured by a lien on most of CA's assets. CA must pay annual and quarterly fees on the amount of the commitment. As of February 9, 2006, September 30, 2005 and December 31, 2004, there was $24.3 million, $46.0 million and $7.7 million outstanding under this facility. The maximum amount outstanding was approximately $60.1 million and $118.1 million during the three months ended September 30, 2005 and 2004, respectively. The weighted average balance outstanding was $46.4 million and $49.9 million during the three months ended September 30, 2005 and 2004, respectively. The weighted average interest rate on line of credit borrowings outstanding on September 30, 2005 was 5.07%.

     The warehouse revolving credit facility has been established pursuant to a Loan and Security Agreement dated September 30, 2003 among CA, CAC Warehouse Funding Corporation II ("Warehouse Funding"), Wachovia Bank, National Association, Variable Funding Capital Corporation, Wachovia Capital Markets, LLC, and Systems & Services Technologies, Inc., as amended. The warehouse revolving credit facility matures on February 9, 2007. CA is currently negotiating an amendment that could add an additional institutional lender and increase the facility limit to $325 million. The tender offer is not conditioned upon the completion of the proposed amendment of the warehouse facility. See
Section 7.

     The agreement currently provides that Warehouse Funding may receive up to $200.0 million in financing when CA conveys Dealer Loans to Warehouse Funding for cash and equity in Warehouse Funding. Warehouse Funding will in turn pledge dealer loans as collateral to the institutional investor to secure loans that will fund the cash portion of the purchase price of dealer loans. This revolving facility allows conveyances of dealer loans by CA and related borrowing by Warehouse Funding in which Warehouse Funding will receive 75% of the net book value of the contributed dealer loans up to the $200.0 million facility limit. In addition to the maturity of the facility, there is a requirement that certain amounts outstanding under the facility be refinanced within 90 days of February 10, 2006 and within 360 days of the most recent refinancing occurring after February 10, 2006. If the refinancing does not occur or the requirement is not waived, or if the facility is not extended, the transaction will cease to revolve, will amortize as collections are received and, at the option of the institutional investor, may be subject to acceleration and foreclosure. Although Warehouse Funding will be liable for any secured financing under the facility, the financing will be non-recourse to CA, even though Warehouse Funding and CA are consolidated for financial reporting purposes. As Warehouse Funding is organized as a separate special purpose legal entity from CA, assets of Warehouse Funding (including the conveyed dealer loans) will not be available to satisfy the general obligations of CA. All the assets of Warehouse Funding have been encumbered to secure Warehouse Funding's obligations to its creditors. Borrowings under the facility will bear interest at a floating rate equal to the commercial paper rate plus 65 basis points, which has been limited to a maximum rate of 6.75% through interest rate cap agreements executed in the third quarter of 2005. The interest rate at September 30, 2005 was 4.39%. CA receives a monthly servicing fee paid out of collections equal to 6% of the collections received with respect to the conveyed Dealer Loans. Except for the servicing fee and payments due to dealer-partners, CA does not have any rights in any portion of such collections. As of February 9, 2006, September 30, 2005 and December 31, 2004, there was $104.5 million, $123.5 million and $76.0 million, respectively, outstanding under this facility.

     The foregoing description is qualified in its entirety by reference to the related agreements, which are exhibits to the Schedule TO in which this document has been filed with the Commission.

SECTION 10.  CERTAIN INFORMATION CONCERNING CA

     GENERAL. Since 1972, CA has provided auto loans to consumers, regardless of their credit history. CA's product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for CA's product, but who actually end up qualifying for traditional financing.

     Without CA's product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As CA reports to the three national credit reporting agencies, a significant number of its customers improve their lives by improving their credit score and move on to more traditional sources of financing.

     CA was founded to service and collect retail installment contracts (referred to as "Consumer Loans") originated and funded by automobile dealerships owned by CA's founder, majority shareholder, and current Chairman, Donald Foss. During the 1980's, CA began to market this service to non-affiliated dealers and, at the same time, began to offer dealer-partners a non-recourse cash payment (referred to as an "advance") against anticipated future collections on Consumer Loans serviced for that dealer-partner. Today, CA's program is offered to dealers throughout the United States. CA refers to participating dealers who share its commitment to changing customers' lives as "dealer-partners".

     PRINCIPAL BUSINESS. Although CA is the legal owner of the retail installment contracts upon acceptance, for accounting purposes, CA is considered a lender to dealer-partners in the United States and Canada and a lender to consumers in the United Kingdom. This difference is due to slight differences in the servicing agreements between CA and the dealer-partner for each respective country.

     A customer who does not qualify for conventional automobile financing can purchase a used vehicle from a CA dealer-partner and finance the purchase through CA. As payment for the vehicle, the dealer-partner receives the following:

     (i) a down payment from the customer;

     (ii) a cash advance from CA; and

     (iii) after the advance has been recovered, the cash from payments made on the Loan, net of certain collection costs and CA's servicing fee ("dealer holdback").

     CA's servicing fee is equal to a fixed percentage (typically 20%) of each payment collected. In addition, CA receives fees for other products and services. Customers and dealer-partners benefit as follows:

     Customers. CA helps change the lives of customers who do not qualify for conventional automobile financing by helping them obtain quality transportation and, equally important, providing an opportunity to establish or reestablish their credit through the timely repayment of their Consumer Loan.

     Dealer-Partners. CA's program increases dealer-partners' profits in the following ways:

     - Enables dealer-partners to sell cars to customers who may not be able to obtain financing without CA's program. In addition, customers often become repeat customers by financing future vehicle purchases either through CA's program or, after they have successfully established or reestablished their credit, through conventional financing.

     - Allows dealer-partners to share in the profits not only from the sale of the vehicle, but also from its financing.

     - Enables dealer-partners to attract customers by advertising "guaranteed credit approval", where allowed by law. The customers will often use other services of the dealer-partners and refer friends and relatives to them.

     - Enables dealer-partners to attract customers who mistakenly assume they do not qualify for conventional financing.

     The Company is organized into three primary business segments: United States, United Kingdom and Other. In early 2002, the Company stopped originating automobile leases and effective June 30, 2003 stopped accepting Consumer Loans originated in the United Kingdom and Canada. The Company is in the process of liquidating these portfolios. For information regarding the Company's reportable segments, see Note 12 to the consolidated financial statements in CA's Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference.

     AVAILABLE INFORMATION. CA is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. CA is required to disclose in these periodic reports certain information, as of particular dates, concerning the CA directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of CA and any material interest of such persons in transactions with CA. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CA has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     INCORPORATION BY REFERENCE. CA's annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September, 30, 2005 are incorporated herein by reference and shall be deemed to be a part hereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

     Shareholders can obtain any of the documents incorporated by reference in this document from CA or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from CA without charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from CA at 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034; telephone: (248) 353-2700, extension 4993. Any shareholder requesting information should be sure to include his or her complete name and address in the request. If a shareholder requests any incorporated documents, CA will mail the requested material by first class mail, or another equally prompt means, within one business day after CA receives the request.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of February 9, 2006, CA had 37,033,536 issued and outstanding shares, excluding 4,556,421 shares of common stock reserved for issuance under its stock compensation plans, of which 3,655,644 shares are subject to outstanding options and 900,977 shares are currently reserved for issuance under the plans, none of which have been issued. The 5,000,000 shares that CA is offering to purchase represent approximately 13.5% of the shares outstanding on February 9, 2006.

     The following directors and officers of CA have indicated their non-binding intention to tender shares in the amounts set forth in the table below on the terms and conditions set forth in this Offer to Purchase. No other directors, officers or affiliates of CA have indicated their intention to tender shares pursuant to the tender offer. There can be no assurance that the persons listed in the table below will in fact tender the number of shares indicated, nor can there be any assurance that other directors, officers or affiliates of CA will not decide to tender shares.

  NAME                                                      POSITION                 NUMBER OF SHARES(1)
  ----                                        -------------------------------------  -------------------
  Donald A. Foss............................  Director, Chairman of the Board             1,200,000
  Brett A. Roberts..........................  Director, Chief Executive Officer              45,000
  Jeffrey M. Brock..........................  Vice President Sales                            4,000
  Linda Cardinale...........................  Vice President Project Management              15,000
  James D. Murray...........................  Vice President Business Intelligence           11,600
  Dianne M. Pulles..........................  Vice President Front End Collections            3,000

---------------

(1) All shares intended to be sold, other than those to be tendered by Mr. Foss and Mr. Roberts, will be acquired upon exercise of previously granted employee stock options. One-half of the shares intended to be sold by Mr. Foss are owned of record by one or more trusts controlled by Karol Foss. See note (a) to the ownership table below.

     As of November 30, 2005, the directors and executive officers of CA as a group (14 persons) beneficially owned 27,530,844 shares (which number includes 2,836,470 shares issuable upon exercise of options which are exercisable currently or within 60 days of November 30, 2005), or 66.7% of the total outstanding shares on that date. If CA purchases 5,000,000 shares in the tender offer, and the directors and officers tender shares in the tender offer as set forth in the table above, then after the purchase of shares, our directors and executive officers as a group would beneficially own approximately 75.2% of our total shares outstanding immediately after the tender offer.

     The following table sets forth, as to each director or executive officer and their associates (i) the number of shares and percentage beneficially owned as of November 30, 2005 (including shares under exercisable options); and (ii) assuming CA purchases 5,000,000 shares of common stock and that the directors and executive officers tender shares as indicated in the table above, the percentage beneficially owned after consummation of the tender offer. The address of the listed directors and officers is c/o CA, 25505 W. Twelve Mile Road, Suite 3000, Southfield, Michigan 48034.

                                                                                         PERCENTAGE
                                                                                     BENEFICIALLY OWNED
                                                                     NUMBER OF      ---------------------
                                                                    SHARES OWNED     BEFORE       AFTER
BENEFICIAL OWNER                             POSITION               BENEFICIALLY    THE OFFER   THE OFFER
----------------                 ---------------------------------  ------------    ---------   ---------
Donald A. Foss.................  Director, Chairman of Board         24,036,898(a)    64.9%       71.3%
Brett A. Roberts...............  Director, Chief Executive Officer      921,817(b)     2.4%        2.7%
Steven M. Jones................  Chief Analytics Officer                134,448(c)        *           *
Michael W. Knoblauch...........  Chief Operating Officer                452,600(d)     1.2%        1.4%
Keith P. McCluskey.............  President                            1,157,800(e)     3.0%        3.5%
Kenneth S. Booth...............  Chief Financial Officer                 10,933(f)        *           *
Douglas W. Busk................  Treasurer                              107,000(g)        *           *
Steven M. Dion.................  Chief Human Resources Officer            9,497(h)        *           *
Charles A. Pearce..............  Chief Legal Officer                     63,000(i)        *           *
David S. Simmet................  Chief Information Officer              101,175(j)        *           *
Harry E. Craig.................  Director                                10,000(k)        *           *
Glenda J. Chamberlain..........  Director                                74,000(l)        *           *
Daniel P. Leff.................  Director                               100,000(m)        *           *
Thomas N. Tryforos.............  Director                               434,842        1.2%        1.4%
Thomas W. Smith................                                       4,759,478(n)    12.9%       14.9%
Scott J. Vassalluzo............                                       4,136,555(n)    11.2%       12.9%
All Directors and Executive
  Officers as a Group (14
  Persons).....................                                      27,530,844(o)    68.9%       75.2%

---------------

 *  Represents less than 1% of the total number of outstanding shares.

(a) Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss as trustee of the Karol A. Foss Revocable Trust Under Agreement dated January 16, 1981, as amended and restated on January 26, 1984, June 28, 1990, December 10, 1997 and April 1, 2005, and Allan Apple as trustee of the Karol A. Foss 2005 Grantor Retained Annuity Trust under Agreement dated November 11, 2005, are the record owners of 11,968,587 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001. In addition, Mr. Foss has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has a 20% interest. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 757,470 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options and 51,347 restricted shares as to which Mr. Roberts has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied.

(c) Includes 128,000 shares which Mr. Jones has the right to acquire upon exercise of employee stock options and 6,448 restricted shares as to which Mr. Jones has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied.

(d) Includes 450,000 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(e) Includes 1,000,000 shares which Mr. McCluskey has the right to acquire upon exercise of employee stock options and 32,800 restricted shares as to which Mr. McCluskey has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied. In addition, Mr. McCluskey has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has an 80% interest.

(f) Includes 10,000 shares which Mr. Booth has the right to acquire upon exercise of employee stock options and 933 restricted shares as to which Mr. Booth has voting power but which are subject to forfeiture and restrictions on transfers until the related vesting conditions have been satisfied.

(g) Includes 105,000 shares which Mr. Busk has the right to acquire upon exercise of employee stock options.

(h) Includes 8,000 shares which Mr. Dion has the right to acquire upon exercise of employee stock options and 1,497 restricted shares as to which Mr. Dion has voting power but which are subject to forfeiture and restrictions on transfers until the related vesting conditions have been satisfied.

(i) Includes 63,000 shares which Mr. Pearce has the right to acquire upon exercise of employee stock options.

(j) Includes 100,000 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(k) Shares are held by the Craig Living Trust as to which Mr. Craig is the trustee.

(l) Includes 70,000 shares which Mrs. Chamberlain has the right to acquire upon exercise of director stock options.

(m) Includes 100,000 shares which Mr. Leff has the right to acquire upon exercise of director stock options.

(n) The number of shares is based on information obtained from Prescott Associates as of November 30, 2005. Mr. Smith has shared voting and dispositive power over 3,941,658 shares, sole voting power over 517,970 shares, and sole dispositive power over 817,820 shares. Mr. Vassalluzzo has shared voting and dispositive power over 3,941,658 shares, sole voting power over 44,000 shares, and sole dispositive power over 194,897 shares. Mr. Smith's, and Mr. Vassalluzzo's business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(o) Includes a total of 2,791,470 shares which such persons have the right to acquire upon exercise of employee and director stock options and 93,025 restricted shares as to which such persons have voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

     CA's Incentive Compensation Plan (the "Incentive Plan") provides for the grant of restricted stock, restricted stock units, nonqualified stock options, incentive stock options, and performance awards, including cash, at any time prior to April 1, 2014. A total of 1,000,000 shares of common stock have been set aside for issuance under the Incentive Plan. The Incentive Plan is administered by the compensation committee of the board of directors (the "Compensation Committee"). All of the terms relating to vesting or other restrictions of restricted stock awards or restricted stock unit grants will be determined by the Compensation Committee. Options granted under the Incentive Plan may be either incentive stock options under Section 422 of the Code or nonqualified stock options. The terms of options granted under the Incentive Plan will be set forth in agreements between CA and the recipients and will be determined by the Compensation Committee. The exercise price will not be less than the fair market value of the shares on the date of grant and, for incentive stock options, the exercise price must be at least 110% of fair market value if the recipient is the holder of more than 10% of CA's stock. All of the terms relating to the satisfaction of performance goals, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award, and any other terms and conditions of any performance award will be determined by the Compensation Committee and included in an agreement between the recipient and CA.

     CA's 1992 Stock Option Plan (the "1992 Plan"), was terminated as to future grants on May 13, 2004 with the approval by CA's shareholders of the Incentive Compensation Plan. Executive officers currently hold a total of 2,922,469 options issued under the 1992 Plan prior to its termination, and CA has reserved 3,971,166 shares of its common stock for all outstanding options to executive officers and other employees. Under the 1992 Plan, Options were granted and become exercisable as determined at the date of the grant by the Compensation Committee. The exercise price of the options is no less than the fair market value on the date of the grant. Options under the 1992 Plan generally become exercisable over a three- to five-year period, or CA's attainment of certain performance related criteria, or immediately upon a change of control. Options granted in 2000 to 2004 will vest only if certain performance targets are met. Nonvested performance options are forfeited upon termination of employment and otherwise expire ten years from the date of grant. No new options will be granted under the 1992 Plan.

     CA's Director Stock Option Plan (the "Director Plan") was also terminated as to future grants on May 13, 2004 with the approval by CA's shareholders of the Incentive Plan. Directors currently hold a total of 200,000 options issued under the Director Plan prior to its termination, and CA has reserved that number of shares of its common stock for such options. The exercise price of the options is equal to the fair market value on the date of grant. Options granted under this plan will vest only if CA meets certain performance targets. Nonvested options are forfeited if the participant should cease to be a director and otherwise expire ten years from the date of grant. No new options will be granted under the Director Plan.

     CA also maintains the CA 401(k) Profit Sharing Plan and Trust, pursuant to which eligible employees may purchase shares at market prices. Eligible employees contribute to the plan by payroll deduction or by additional discretionary payments made to the trustee. These contributions are then used by the trustee of the plan to purchase shares.

     Based on CA's records and on information provided to CA by its directors, executive officers, affiliates and subsidiaries, neither CA nor any of its affiliates or subsidiaries nor, to the knowledge of CA, any of CA or its subsidiaries, directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to February 9, 2006.

     During the last 60 days, CA has not made any grants under the plans described above or repurchased any shares of stock.

     Except as otherwise described in this Offer to Purchase or as described in CA's Form 10-K for the year ended December 31, 2004, neither CA nor, to the best knowledge of CA, any of CA's affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of CA's securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

     Except as described above, CA is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by CA as contemplated by the tender offer. Should any approval or other action be required, CA presently contemplates that it will seek that approval or other action. CA is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligation of CA under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 13.  U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the United States federal income tax consequences of our offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting our offer, but it was not written or intended to be used, and cannot be used, by a shareholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Internal Revenue Code of 1986, as amended. You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to our offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

     GENERAL. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those shareholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer. Moreover, this summary assumes that the provisions of Section 5881 to the Code are not applicable to any payments made by CA pursuant to the tender offer.

     In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders ("foreign shareholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by CA under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from CA.

     Under Section 302 of the Code, a United States holder whose shares are purchased by CA under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in CA;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to CA and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by CA under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by CA from a United States holder under the tender offer. In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by CA in the event of proration under the tender offer. This right of designation is not available, however, with respect to shares held in the CA 401(k) Profit Sharing Plan and Trust. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation. Under the "wash sale" rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States holder acquires shares of CA within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

     TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION. If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by CA under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by CA under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend at ordinary income tax rates to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of CA. However, under the "Jobs and Growth Tax Reconciliation Act of 2003", capital gains rates may apply to most dividends received by individuals, estates and trusts after December 31, 2002 and before January 1, 2009 (see below). To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of CA, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, it is unclear whether all or any portion of the amount received by a United States holder with respect to the purchase of its shares by CA under the tender offer that is not treated as a sale or exchange under
Section 302 of the Code will constitute a dividend. To the extent that a purchase of a United States holder's shares by CA under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder. If all the shareholder's stock is redeemed but the redemption is considered dividend-equivalent because of the attribution rules of Section 318. Example (2) of Treas. Reg. Section 1.302-2(c) indicates that the basis of the surrendered stock is to be allocated to the person whose stock was attributed to the distributee where the distributee gave the stock to the related person before the redemption.

     In October 2002, the IRS issued proposed rules (Proposed Treasury Regulation Section 1.302-5) for the treatment of the basis of stock redeemed or treated as redeemed when redemption proceeds are treated as a dividend distribution. The proposed regulations provide that where a complete or partial redemption under Section 302 or Section 304 is treated as a dividend distribution under Section 301, an amount equal to the adjusted basis of the redeemed stock is treated as a loss recognized on the disposition of the redeemed stock on the date of redemption, but taking the loss into account at a later date. The taxpayer may deduct such loss on either (1) the "final inclusion date," which is the first date that a Section 302 redemption occurs or the date of an event that terminates the shareholder's interest, such as the death of an individual or the liquidation or reorganization of a corporation; or (2) the "accelerated loss inclusion date," which is the date the shareholder recognizes gain on stock of the redeeming corporation, but only up to the amount of the gain.

     The Jobs and Growth Tax Reconciliation Act of 2003 significantly alters the treatment of dividends and long term capital gains of individuals. Under this legislation, dividends received in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, by individuals are taxed at a maximum rate of 15%. The rate applicable to individuals with taxable income at or below $28,400 (if single) or $56,800 (if married and filing jointly) is 5% through the end of 2007 (0% in 2008). In order to qualify for the special rate for dividends, the shares must have been held for more than 60 days during the 120 day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (in this case, prior to the repurchase date) and the taxpayer cannot be under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. As such, these changes may impact the tax consequences of this tender offer to certain United States holders.

     CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. A shareholder in a corporation is treated as owning that shareholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the shareholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. More specifically, under Code Section 318 a stockholder will be considered to own all or a portion of any shares owned directly or indirectly by his or her parents, spouse, children and grandchildren; by a partnership of which the stockholder is a partner; by a trust of which the stockholder is a beneficiary or is treated as the owner for tax purposes; by an estate of which the stockholder is a beneficiary; or by a corporation in which the stockholder owns 50% or more value of the stock. In addition, a stockholder will be considered to own shares that the stockholder has an option to acquire. Also, a stockholder that is a partnership, estate, trust, or corporation may be considered to own shares owned by its parents, grantors, beneficiaries, or shareholders, as the case may be, but there is generally no "double" attribution from such partnership, trust estate or corporation to another shareholder. Due to the factual nature of the
Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances. For purposes of the attribution rules, an S corporation is treated as a partnership and any stockholder of an S corporation is treated as a partner in a partnership.

     Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 have been satisfied. United States holders should consult their tax advisors regarding the treatment of other sales of shares that may be integrated with the purchase of their shares by CA under the tender offer. Additionally, CA cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause CA to accept fewer shares than are tendered. Therefore, no assurance can be given that CA will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by CA under the tender offer to be treated as a sale or exchange for federal income tax purposes:

          Complete Termination Test. The purchase of a holder's shares by CA under the tender offer will result in a "complete termination" of the holder's equity interest in CA if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in CA are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a "complete termination" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          Substantially Disproportionate Test. The purchase of a holder's shares by CA under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own CA common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

          Not Essentially Equivalent to a Dividend Test. The purchase of a holder's shares by CA under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in CA as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that the redemption of any amount of stock that is nonvoting, nonconvertible and limited and preferred as to dividends and in liquidation (such as the Cumulative Exchangeable Preferred Stock) represents a meaningful reduction of the shareholder's proportionate interest in the corporation if the shareholder does not own stock of any other class. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations under Section 243 of the Code. Therefore, the dividends-received deduction may not be available if a corporate United States holder does not satisfy certain holding period requirements with respect to its shares or if its shares are treated as "debt-financed portfolio stock" within the meaning of Section 246A of the Code. In addition, in certain circumstances amounts received by a corporate United

States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. If any such amount were treated as an "extraordinary dividend," a corporate Unites States holder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis, but not below zero, in its shares by the non-taxed portion of the extraordinary dividend (i.e.. the portion of the dividend for which a deduction is allowed) and, if such portion exceeds the corporate Unites States holder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the corporate Unites States holder's adjusted tax basis in the shares that were sold, without regard to other shares that the corporate Unites States holder may continue to own. Corporate United States holders should consult their own tax advisors as to the application of Sections 243, 246, 246A and 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     FOREIGN SHAREHOLDERS. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign shareholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign shareholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign shareholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign shareholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by CA in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign shareholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign shareholder is a corporation); or
(ii) the foreign shareholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) CA is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which CA does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign shareholder's holding period. Even if CA were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign shareholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). CA believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign shareholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign shareholder's shares by CA under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign shareholder. Instead, the entire amount received by the foreign shareholder with respect to the purchase of its shares by CA under the tender offer will be treated as a distribution to the foreign shareholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign shareholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of CA. Dividends paid to foreign shareholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign shareholder) and an IRS form that is available from the depositary is filled with CA. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign shareholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

     SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Shareholders whose shares are not purchased by CA under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

     TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS. Treasury regulations generally require a shareholder that recognizes a loss in any single year on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, S-corporations, and trusts, $10 million for partnerships that have only corporations as partners ($2 million for all other partnerships), and $10 million for corporations to disclose the transaction and certain other information on IRS Form 8886. The regulations also require "material advisors" to such a transaction maintain records (including participant lists) and furnish such records to the IRS on demand. Significant penalties may be imposed for failure to comply with these requirements.

     Final regulations have been issued by the Treasury Department clarifying the types of transactions subject to these disclosure and list maintenance rules. As these rules are relatively new, it remains unclear how they will apply to a sale of shares pursuant to the tender offer. Shareholders should consult your their tax advisors with regard to any possible disclosure obligations with respect to their exchange of shares.

     Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

     CA expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by CA to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. CA also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. CA's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that CA must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, CA further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by CA to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which CA may choose to make a public announcement, except as required by applicable law, CA shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If CA materially changes the terms of the tender offer or the information concerning the tender offer, CA will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) CA increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15.  FEES AND EXPENSES

     CA has retained Georgeson Shareholder Communications, Inc. to act as information agent and Computershare Trust Company of New York to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The information agent and depositary will receive reasonable and customary compensation for their services as information agent and depositary. The amount of such compensation is not material to the financial position or results of operations of CA and its subsidiaries. The information agent and depositary will also be reimbursed by CA for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     Principal Life Insurance Company is trustee of the CA 401(k) Profit Sharing Plan and Trust and will receive reasonable and customary compensation for its services as trustee in connection with the tender offer and will be reimbursed for certain out-of-pocket costs.

     No fees or commissions will be payable by CA to brokers, dealers, commercial banks or trust companies (other than fees to the information agent and depositary) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. CA, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of CA, the information agent or the depositary for purposes of the tender offer. CA will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 8 in the letter of transmittal.

SECTION 16.  MISCELLANEOUS

     CA is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If CA becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, CA will make a good faith effort to comply with the applicable law. If, after such good faith effort, CA cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CA has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning CA.

     CA has not authorized any person to make any recommendation on behalf of CA as to whether shareholders should tender or refrain from tendering shares in the tender offer or as to the price or prices at which shareholders may choose to tender shares. CA has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by CA.

February 10, 2006

     The letter of transmittal and share certificates and any other required documents should be sent or delivered by each shareholder, or that shareholder's broker, dealer, commercial bank, trust company or nominee, to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                              (COMPUTERSHARE LOGO)

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier:
  Computershare Trust Company   For Eligible Institutions Only:   Computershare Trust Company
          of New York                   (212) 701-7636                    of New York
      Wall Street Station                                              Wall Street Plaza
         P.O. Box 1010               For Confirmation Only        88 Pine Street, 19th Floor
    New York, NY 10268-1010               Telephone:                  New York, NY 10005
                                        (212) 701-7600

     Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

                 The information agent for the tender offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                         17 State Street -- 10th Floor
                               New York, NY 10004
                      Banks and Brokers Call (212)440-9800
                    ALL OTHERS CALL TOLL-FREE (888)219-8475